Exhibit 1.1

MANAGING DEALER AGREEMENT

CB RICHARD ELLIS REALTY TRUST

THIS MANAGING DEALER AGREEMENT (the “Agreement”) is made and entered into as of the 30th day of January, 2009, between CB RICHARD ELLIS REALTY TRUST, a Maryland real estate investment trust (the “Company”) and CNL SECURITIES CORP., a Florida corporation (the “Managing Dealer”).

WHEREAS, on July 30, 2008 the Company filed a registration statement on Form S-11 (such registration statement, as it may be amended, including any pre-effective amendments, post-effective amendments or other supplements to such registration statement after the effective date of registration, being herein respectively referred to as the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) for the registration under the Securities Act of 1933, as amended (the “1933 Act”) of a maximum of 301,578,948 shares of its common shares of beneficial interest, par value $0.01 per share (the “Shares”) to be issued and sold for an aggregate purchase price of $3,000,000,000; and

WHEREAS, the Shares are to be sold pursuant to a prospectus filed with the SEC (the “Prospectus”), with 270,000,000 Shares to be sold for a per Share cash purchase price of $10.00 having a minimum purchase by any one person or entity being $5,000 Shares except as otherwise indicated in the Prospectus or in any letter or memorandum from the Company to the Managing Dealer; and with 31,578,948 Shares to be sold for a per Share cash purchase price of $9.50 pursuant to a dividend reinvestment plan (the “Offering”); and

WHEREAS, the Managing Dealer is a corporation incorporated and presently in good standing in the State of Florida, and is presently registered with (i) the authorities administering the securities laws in all fifty states in the United States, the District of Columbia and the Commonwealth of Puerto Rico; and (ii) the Financial Industry Regulatory Authority, Inc. (“FINRA”) as a securities broker dealer qualified to offer and sell to members of the public securities of the type represented by the Shares; and

WHEREAS, the offer and sale of the Shares shall be made pursuant to the terms and conditions of the Registration Statement and the Prospectus and, further, pursuant to the terms and conditions of all applicable federal securities laws and applicable securities laws of all jurisdictions in which the Shares are offered and sold; and

WHEREAS, the Company desires to retain the Managing Dealer to use its best efforts to sell the Shares and to manage the sale by others of the Shares, and the Managing Dealer is willing and desires to serve as the Managing Dealer for the Company for the sale of the Shares upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the Company and the Managing Dealer as follows:

Article 1

Appointment

Subject to the terms and conditions set forth in this Agreement, the Company hereby appoints the Managing Dealer as the managing dealer of the Offering to use its best efforts to sell Shares of the Company and to manage the sale of such Shares by other participating broker dealers. The Managing Dealer hereby accepts such appointment.

Article 2

Sale of Shares

2.1 Best Efforts. The Managing Dealer shall use its best efforts to sell or cause to be sold the Shares in such quantities and to such persons and in accordance with such terms as are set forth in this Agreement, the Prospectus and the Registration Statement. The Managing Dealer shall do so during the period commencing on the effective date of the Registration Statement and ending on the earliest of the following: (i) the later of (x) two years after the initial effective date of the Registration Statement, or (y) at the Company’s election, the date on which the Company is permitted to extend the Offering in accordance with the rules of the SEC; (ii) the acceptance by the Company of subscriptions for 270,000,000 Shares, including up to 31,578,948 of such Shares available to investors who participate in the Company’s reinvestment plan; (iii) the termination of the Offering by the Company; (iv) the termination of the effectiveness of the Registration Statement; or (v) the liquidation or dissolution of the Company (such period being the “Offering Period”). Notwithstanding anything herein to the contrary, the Managing Dealer shall have no obligation under this Agreement to purchase any of the Shares for its own account.

2.2 Engagement of Other Broker Dealers. The Company hereby acknowledges and agrees that the Managing Dealer, in its sole discretion, may engage other broker dealers to participate in the Offering (the “Participating Brokers”, each a “Participating Broker”), provided that (i) all Participating Brokers are registered with the SEC and members of FINRA and are duly licensed or registered by the regulatory authorities in the jurisdictions in which they will offer and sell Shares or exempt from broker dealer registration with the SEC and all other relevant regulatory authorities, and (ii) all such engagements are evidenced by written agreements, the terms and conditions of which substantially conform to the form of Participating Broker agreement approved by the Company and attached hereto as Exhibit A (the “Participating Broker Agreement”) and/or the selected dealer agreement approved by the Company and attached hereto as Exhibit B. The Managing Dealer is authorized to reallow so much of the commissions and marketing support fees which it receives under Article 3 to Participating Brokers as it sees fit.

2.3 Suitability and Minimum Purchase Requirements.

(a) The Managing Dealer will use every reasonable effort, to the extent it sells Shares to investors, to assure that any such Shares are sold only to investors who:

(i) meet the investor suitability standards, including the minimum income and net worth standards established by the Company, and the minimum purchase requirements set forth in the Registration Statement;

(ii) can reasonably benefit from an investment in the Shares based on the prospective investor’s overall investment objectives and portfolio structure;

(iii) are able to bear the economic risk of the investment based on each prospective investor’s overall financial situation; and

(iv) have apparent understanding of (A) the fundamental risks of the investment; (B) the risk that the prospective investor may lose the entire investment; (C) the lack of liquidity of the Shares; (D) the restrictions on transferability of the Shares; (E) the background and qualifications of CBRE Advisors LLC, the advisor to the Company (the “Advisor”); and (F) the tax consequences of an investment in the Shares.

(b) The Managing Dealer will make the determinations required to be made by it pursuant to Section 2.3(a) above based on information it has obtained from a prospective investor, including but not limited to the prospective investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments of the prospective investor, as well as any other pertinent factors deemed by the Managing Dealer to be relevant. The Managing Dealer will rely upon a Participating Broker to gather such information and make a suitability determination with respect to investors solicited by a Participating Broker.

(c) The Managing Dealer or a Participating Broker shall maintain such records evidencing compliance with the determination of the investor suitability standards and minimum purchase requirements set forth in the Registration Statement, as required by Sections 2.3(a) and 2.3(b) above for a period not less than that required in order to comply with all applicable federal, state and other regulatory requirements.

(d) To the extent the Managing Dealer sells Shares to investors, it shall comply with the requirements for determining the suitability of investors who elect to participate in the Dividend Reinvestment Plan of the Company (the “Reinvestment Plan”).

(e) The Managing Dealer agrees to comply with the provisions of Article III.C, D and E of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. (the “NASAA Guidelines”).

(f) The Managing Dealer hereby represents that it will communicate to each of its sales agents, representatives and other appropriate persons associated with it the above-referenced suitability standards, and the Managing Dealer shall require each Participating Broker that it may engage to acknowledge compliance with the NASAA Guidelines and FINRA Conduct Rules.

2.4 Sales Literature. The Managing Dealer shall use and distribute in conjunction with the offer and sale of any Shares only the Prospectus and such sales literature and advertising as shall have been previously approved in writing by the Company (“Approved Sales Literature”).

2.5 Jurisdictions. The Managing Dealer shall cause Shares to be offered and sold only in those jurisdictions specified in writing by the Company. The Company shall specify only such jurisdictions where the offering and sale of its Shares has been authorized by appropriate regulatory authorities or where it has determined such authorization is not required. No Shares shall be offered or sold in any other jurisdictions.

2.6 Subscription Procedures. All monies received for the purchase of Shares shall be promptly transmitted by the Managing Dealer or a Participating Broker to the Company’s transfer agent, Boston Financial Data Services, Inc., as set forth in the Prospectus. In order to purchase shares, the subscriber must complete and execute a subscription agreement. Checks may be made payable to the Company in the amount of $10.00 per share, subject to certain discounts as set forth in the Prospectus. Subscription proceeds will not be held in escrow.

Article 3

Compensation

3.1 Commissions and Marketing Support Fees.

(a) The Company shall pay to the Managing Dealer, as compensation for all services to be rendered by the Managing Dealer pursuant to this Agreement, a commission of up to seven percent (7.0%) of the selling price of each Share for which a sale is completed, regardless of whether such Share is sold by the Managing Dealer or a Participating Broker; provided, however, that the Company will not pay commissions for sales of Shares pursuant to the Dividend Reinvestment Plan, and that it will pay reduced commissions or may eliminate commissions on certain sales of Shares, including the reduction or elimination of commissions in accordance with, and on the terms set forth in, the Prospectus and Section 3.2(a) and 3.2(c) below, which reduction or elimination of commissions will not change the net proceeds to the Company. Such commission rates shall remain in effect during the full term of this Agreement unless otherwise changed by a written agreement between the parties hereto. The Managing Dealer may reallow all or a portion of these commissions to a Participating Broker.

(b) The Company shall pay to the Managing Dealer a nonaccountable marketing support fee for assistance in selling and marketing the Shares of one percent (1.0%) of the selling price of each Share which is sold in the Offering. The Managing Dealer may reallow all or any portion of this marketing support fee for each Share sold by a Participating Broker which agrees to use their internal marketing support personnel to assist the Managing Dealer’s marketing team and use their internal marketing communication tools to promote the Company.

(c) The Company shall pay to the Managing Dealer a nonaccountable dealer manager fee equal to two percent (2.0%) of the selling price of each Share which is sold in the Offering for serving as managing dealer of the Offering. The Managing Dealer may reallow all or a portion of this fee to a Participating Broker.

3.2 Reduced Fees and Other Fee Matters.

(a) Notwithstanding Section 3.1 above, the following persons and entities may purchase Shares net of some or all of the 7.0% commission and the 1.0% marketing support fee (but not net of the 2.0% dealer manager fee), at a per Share purchase price of $9.20 (assuming no other discounts apply): (i) A registered principal or representative or associated person of the Managing Dealer or a Participating Broker and any employee, officer or director of affiliates of the Managing Dealer or the affiliated entity itself (and the immediate family members of any of the foregoing persons); (ii) employees, officers, trustees and directors of the Company, the Advisor or CB Richard Ellis Investors L.L.C., or of the affiliates of either of the foregoing entities (and the immediate family members of any of the foregoing persons), and any Plan established exclusively for the benefit of such persons or entities; (iii) a client of an investment adviser registered under the Investment Advisers Act of 1940, as amended, or under applicable state securities laws (other than any registered investment adviser that is also registered as a broker dealer, with the exception of clients who have “wrap” accounts which have asset based fees with such dually registered investment adviser/broker dealer); and (iv) a person investing in a bank trust account with respect to which the decision-making authority for investments made has been delegated to the bank trust department. For purposes of this paragraph, “immediate family members” means such person’s spouse, parents, children, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in law” relations as well as such persons so related by adoption. In addition, Participating Brokers that have a contractual arrangement with their clients for the payment of fees on terms that are inconsistent with the acceptance of all or a portion of the commissions and the marketing support fee may elect not to accept all or a portion of their compensation in the form of commissions and the marketing support fees offered by the Company for Shares that they sell. In that event, such Shares shall be sold to the investor net of some or all of the 7.0% commission and the 1.0% marketing support fee at a per share purchase price as low as $9.20. The amount of proceeds to the Company will not be affected by reducing commissions and marketing support fees payable in connection with sales to investors described in this paragraph.

(b) A Participating Broker may withhold the selling commissions to which it is entitled from the purchase price for the Shares in the Offering and forward the balance of the subscription proceeds to the Company if (i) the Participating Broker is legally permitted to do so and (ii) (a) the Participating Broker meets all applicable net capital requirements under the rules of FINRA or other applicable rules regarding such an arrangement; (b) the Participating Broker forwards the subscription agreement to the Company and receives the Company’s written acceptance of the subscription prior to forwarding the purchase price for the Shares, net of the commissions to which the Participating Broker is entitled, to the Company; and (c) the Participating Broker verifies that there are sufficient funds in the investor’s account with the Participating Broker to cover the entire cost of the subscription.

(c) In connection with the purchase and subsequent purchase of certain minimum numbers of Shares, the amount of commissions otherwise payable may be reduced in accordance with the volume discounts schedule set forth in the Prospectus.

(d) In the event that the Company pays any commissions and fees to the Managing Dealer for a sale of one or more Shares and the subscription is rescinded or rejected as to one or more of the Shares covered by such subscription, the Company shall decrease the next payment of commissions or other compensation otherwise payable to the Managing Dealer by the Company under this Agreement by an amount equal to the commission rate established in this Section 3.1, multiplied by the number of Shares as to which the subscription is rescinded or rejected, as applicable. In the event that no payment of commissions or other compensation is due to the Managing Dealer after such withdrawal occurs, the Managing Dealer shall pay the amount specified in the preceding sentence to the Company within ten (10) days following receipt of notice by the Managing Dealer from the Company stating the amount owed as a result of rescinded or rejected subscriptions.

(e) Shareholders who elect to participate in the Reinvestment Plan will be charged $9.50 per Share, or 95% of the fair market value of a Share on the reinvestment date, as determined by the Advisor, or another firm the Company may choose for such purpose, and no commissions, dealer manager fees or marketing support fees will be paid to the Managing Dealer or any Participating Brokers in connection with Shares purchased in the Reinvestment Plan.

3.3 Due Diligence Fees. The Company will reimburse the Managing Dealer for bona fide due diligence expenses incurred by the Managing Dealer or reimbursed by the Managing Dealer to the Participating Brokers in connection with the Offering. Such due diligence expense reimbursements will not exceed one half of one percent (0.50%) of the selling price of each Share which is sold in the Offering. All due diligence expense reimbursements paid by the Managing Dealer to Participating Brokers shall be reimbursed by the Company to the Managing Dealer and shall be subject to (i) this expense cap; and (ii) the cap on reimbursement of organizational and offering expenses set forth in the Registration Statement and the Prospectus; provided, however, in each such case, such Participating Broker shall be required to provide detailed and itemized invoices supporting such expenses to the Managing Dealer.

3.4 Completed Sale.

(a) Subscription documents for the Offering will be executed as described in the Prospectus. The Company will accept or reject each subscription within 30 days of receipt by the Company’s transfer agent. A sale of a Share shall be deemed by the Company to be completed for purposes of Section 3.1 if and only if (i) the Company has received a properly completed and executed subscription agreement, together with payment of the full purchase price of each purchased Share, from an investor who satisfies the applicable suitability standards and minimum purchase requirements set forth in the Registration Statement as determined by the Participating Broker (or Managing Dealer if applicable) in accordance with the provisions of this Agreement; (ii) the Company has accepted such subscription; and (iii) such investor has been admitted as a shareholder of the Company. In addition, no sale of Shares shall be completed until at least five business days after the date on which the subscriber receives a copy of the Prospectus.

(b) The Managing Dealer hereby acknowledges and agrees that the Company, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever, and no commission, marketing support fee or dealer manager fee will be paid to the Managing Dealer with respect to that portion of any subscription which is rejected.

3.5 Payment. Except as provided in the Prospectus, the commissions specified in Section 3.1 for the sale of any Shares shall be payable in cash by the Company, as specified in Section 3.1, no later than 30 days after the investor subscribing for the Share is admitted as a shareholder of the Company. Investors whose subscriptions for Shares are accepted shall be admitted no later than the last day of the calendar month in which such subscriptions are accepted. Notwithstanding anything to the contrary contained herein, in the event that the Company pays any commission, marketing support fee or dealer manager fee to the Managing Dealer for sale by a Participating Broker of one or more Shares and the subscription is rescinded as to one or more of the Shares covered by such subscription, the Company shall decrease the next payment of commissions or other compensation otherwise payable to the Managing Dealer by the Company under this Agreement by an amount equal to the commission rate established in Section 3.1 of this Agreement, multiplied by the number of Shares as to which the subscription is rescinded. In the event that no payment of commissions or other compensation is due to the Managing Dealer after such withdrawal occurs, the Managing Dealer shall pay the amount specified in the preceding sentence to the Company within ten (10) days following receipt of notice by the Managing Dealer from the Company stating the amount owed as a result of rescinded subscriptions.

3.6 Sales Incentives. The Company or its affiliates may provide incentive items for registered representatives of the Managing Dealer and the Participating Brokers, which in no event shall exceed an aggregate of $100 per annum per participating registered representative. In the event other incentives are provided to registered representatives of the Managing Dealer or the Participating Brokers, they will be paid only in cash, and such payments will be made only to the Managing Dealer or the Participating Brokers rather than to their registered representatives. Sales incentive programs offered to Participating Brokers must first have been submitted for review by FINRA, and must comply with FINRA Conduct Rule 2710 or 2810, as applicable. Sales incentive programs offered to registered representatives of the Managing Dealer must comply with FINRA Conduct Rule 2710 or 2810, as applicable but are not required to be submitted to FINRA. Costs incurred in connection with such sales incentive programs, if any, will be considered underwriting compensation.

3.7 FINRA Rules. Notwithstanding the foregoing or anything contained herein to the contrary, in no event shall the Company pay or give or cause to be paid or given any compensation or incentives in excess of amounts permitted under applicable FINRA rules or published guidance.

Article 4

Term of Agreement

4.1 Commencement and Expiration. This Agreement shall commence as of the date first above written and, unless sooner terminated pursuant to Section 4.2 or by operation of law, shall expire at the end of the Offering Period.

4.2 Termination. After this Agreement becomes effective, either party may terminate it at any time for any reason by giving thirty (30) days’ written notice to the other party; provided, however, that this Agreement shall in any event automatically terminate at the first occurrence of any of the following events: (a) the Registration Statement for offer and sale of the Shares shall cease to be effective; (b) the Company shall be dissolved or liquidated; or (c) the Managing Dealer’s license or registration to act as a broker dealer shall be revoked or suspended by any federal, self-regulatory or state agency and such revocation or suspension is not cured within ten (10) days from the date of such occurrence. In any event, this Agreement shall be deemed suspended during any period for which such license is revoked or suspended.

4.3 Obligations Surviving Expiration or Termination.

(a) In addition to any other obligations of the Managing Dealer that survive the expiration or termination of this Agreement, the Managing Dealer and the Participating Brokers, upon the expiration or termination of this Agreement, shall (i) promptly forward to the Company any and all funds in its possession which were received from investors for the sale of Shares; and (ii) promptly deliver to the Company all records and documents in its possession which relate to the Offering and are not designated as dealer copies. The Managing Dealer and Participating Brokers, at their sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential. The Managing Dealer shall use its best efforts to cooperate with the Company to accomplish an orderly transfer of management of the Offering to a party designated by the Company.

(b) In addition to any other obligations of the Company that survive the expiration or termination of this Agreement, the Company, upon expiration or termination of this Agreement, shall pay to the Managing Dealer all commissions to which the Managing Dealer is or becomes entitled under Article 3 at such time or times as such commissions become payable pursuant to Sections 3.3 and 3.5.

Article 5

Representations, Warrants and Covenants of the Managing Dealer

5.1 Representations, Warranties and Covenants. The Managing Dealer represents, warrants and covenants during the full term of this Agreement, as follows:

(a) It is (i) a corporation duly organized and validly existing under the laws of the State of Florida, (ii) a member in good standing of FINRA, and (iii) a broker dealer registered with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and under the securities laws of all fifty states, the District of Columbia, and the Commonwealth of Puerto Rico.

(b) It will use its best efforts to assure that all Shares are offered and sold in accordance with (i) the terms of the Registration Statement, the Prospectus and this Agreement, and (ii) the requirements of applicable federal and state securities laws and regulations.

(c) It will comply with all applicable rules of FINRA, including, without limitation, FINRA’s Conduct Rules.

(d) In each jurisdiction, the Managing Dealer will use its best efforts to assure that only Participating Brokers and those of the Managing Dealer’s agents, employees or representatives who have effective registrations in such jurisdiction, as and if required by the securities or “blue sky” laws of such jurisdiction, to review the suitability of interests for, to offer interests for sale to, or solicit offers to buy interests from, or otherwise negotiate with respect to, discuss the terms or merits of an investment in or provide any documents relating to the interests with, any investors resident in such jurisdiction.

(e) It will offer or sell the Shares only in those jurisdictions specified in writing by the Company.

(f) It either (i) will not purchase Shares for its own account or (ii) will hold all such Shares for investment.

(g) This Agreement has been duly and validly authorized, executed and delivered by or on behalf of the Managing Dealer.

(h) The Managing Dealer shall verify the identity of each investor to whom it offers and sells shares under its “customer identification program” and verify the source of the investor’s funds as required by the anti-money laundering rules of FINRA, SEC and Department of Treasury, and screen such investors against current lists of individuals and organizations available from the Office of Foreign Asset Control (“OFAC”). The Managing Dealer shall not accept subscriptions from any person, entity or organization in a blocked jurisdiction. The Managing Dealer shall file any necessary or appropriate suspicious activity reports and currency transaction reports and other required under applicable “know your customer” and “anti-money laundering” laws and regulations in respect of investors or potential investors. The Managing Dealer has in place and adheres to a comprehensive anti-money laundering program that meets the requirements of FINRA Conduct Rule 3011, Department of Treasury regulations issued pursuant to Title III of the USA PATRIOT Act and other applicable laws and regulations. The Managing Dealer agrees to cooperate with the Company in gathering additional information in respect of an investor or the source of the investors funds as reasonably requested by the Company, and agrees to cooperate with the Company in connection with anti-money laundering laws and regulations. By forwarding an investor’s subscription information to the Company, the Managing Dealer represents and warrants that it has verified the identity of the investor and the source of the investor’s funds, that the investor is not listed on the OFAC list, and that the Managing Dealer, after conducting commercially reasonable diligence, is not aware of any suspicious or illegal activity associated with the investor or the source of the investor’s funds.

(i) Solicitation and other activities by the Managing Dealer hereunder shall be undertaken only in accordance with this Agreement, the 1933 Act, the 1934 Act, and the applicable rules and regulations of the SEC and any other applicable securities or blue sky laws and regulations. The Managing Dealer agrees that it will not use or authorize the use of any solicitation material other than the Prospectus and Approved Sales Literature.

(j) The Managing Dealer will promptly deliver to the Company or an agent designated by the Company in writing, any subscription documents received by it and will promptly deliver all checks executed by or delivered on behalf of prospective investors to the Company for deposit in accordance with Section 2.6 hereof.

(k) The blue sky survey for the Company indicates or will indicate the jurisdictions where it is believed that offers and sales of the Shares may be made under applicable securities laws and regulations. In effecting offers or sales in a jurisdiction, the Managing Dealer will comply with all special conditions and limitations imposed by such jurisdiction, as set forth in the blue sky survey for the Company. The blue sky survey for the Company will be made available to the Managing Dealer as soon as it is available.

(l) The information, including the “Plan of Distribution,” supplied to the Company by the Managing Dealer for use in the Registration Statement, the Prospectus or the Approved Sales Literature, or any amendment or supplement thereto, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(m) If it intends to use electronic delivery to distribute the Prospectus to any person, that it will comply with all applicable requirements of the SEC and/or FINRA and any laws or regulations related to the electronic delivery of documents.

Article 6

Representations, Warrants and Covenants of the Company

6.1 Representations, Warranties and Covenants. The Company represents, warrants and covenants, during the full term of this Agreement, that:

(a) The Company filed its Registration Statement on Form S-11 (Registration No. 333-152653) and the related Prospectus under the 1933 Act with the SEC, and has filed such amendments thereto and such amended Prospectuses as may have been required as of the date hereof. Such registration statement and the prospectus on file with the SEC are herein called the Registration Statement and the Prospectus respectively, except that (A) if the Company files a post-effective amendment to such registration statement, then the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective amendment, refer to such registration statement as amended by such post-effective amendment, and the term “Prospectus” shall refer to the amended prospectus then on file with the SEC, and (B) if the prospectus filed by the Company pursuant to either Rule 424(b) or (c) of the rules and regulations of the SEC under the 1933 Act (the “Regulations”) shall differ from the prospectus on file at the time the Registration Statement or the most recent post-effective amendment thereto, if any, shall have become effective, the term “Prospectus” shall refer to such prospectus filed pursuant to either Rule 424(b) or (c), as the case may be, from and after the date on which it shall have been filed. The SEC has not issued any order preventing or suspending the use of any preliminary prospectus or the Prospectus.

(b) At the time the Registration Statement becomes effective and at the time that any post-effective amendment thereto becomes effective, the Registration Statement and the Prospectus will comply with the provisions of the 1933 Act and the Regulations; at the time the Registration Statement becomes effective and at the time that any post-effective amendment thereto becomes effective and during the Offering Period the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Registration Statement or an amendment thereto at the time it becomes effective, and the Prospectus during the Offering Period will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the representations and warranties in this Article 6 shall not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by the Managing Dealer expressly for use in the Registration Statement or the Prospectus. Every contract or other document required by the 1933 Act or the Regulations to be filed as an exhibit to the Registration Statement has been so filed.

(c) The Company will use its best efforts to (i) prevent the issuance of any order by the SEC, any state regulatory authority or any other regulatory authority which suspends the effectiveness of the Registration Statement, prevents the use of the Prospectus, or otherwise prevents or suspends the Offering, and (ii) obtain the lifting of any such order if issued.

(d) The Company will give the Managing Dealer written notice when the Registration Statement becomes effective and shall deliver to the Managing Dealer a signed copy of the Registration Statement, including its exhibits, and such number of copies of the Registration Statement, without exhibits, and the Prospectus, and any supplements and amendments thereto which are finally approved by the SEC, as the Managing Dealer may reasonably request for sale of the Shares.

(e) The Company will disclose in each annual report distributed to investors pursuant to Section 13(a) of the 1934 Act a per Share estimated value of the Company’s securities, the method by which such valuation was developed, and the date of the data used to develop the estimated value.

(f) In the event the Company learns of any circumstances or facts, the existence of which causes the Company to believe that such circumstances or facts (i) render the Registration Statement or Prospectus inaccurate or misleading as to any material facts or (ii) should otherwise be disclosed in a supplement or amendment to the Registration Statement, Prospectus or any Approved Sales Literature, it will promptly bring such circumstances or facts to the attention of the Managing Dealer. If, in the opinion of any party hereto or of counsel for any party hereto, circumstances or facts should be set forth in an amendment or supplement to the Registration Statement, Prospectus or to any Approved Sales Literature, the Company shall cause such amendment or supplement to be prepared promptly and shall make available to the Managing Dealer sufficient copies thereof for its own use and/or distribution to the Participating Brokers. The Company will promptly notify the Managing Dealer of any post-effective amendments or supplements to the Registration Statement or Prospectus.

(g) Any supplemental sales literature or advertisement, regardless of how labeled or described, used in addition to the Prospectus in connection with the Offering which is furnished or approved by the Company (including, without limitation, Approved Sales Literature) shall, to the extent required, be filed with and, to the extent required, approved by the appropriate securities agencies and bodies, provided that the Managing Dealer will make all FINRA filings, to the extent required.

(h) The Company has been duly organized and is validly existing and in good standing under the laws of the State of Maryland with full power and authority to conduct the business in which it is engaged as described in the Prospectus.

(i) The Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the valid agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy and similar laws and principals of equity. The execution and delivery of the Agreement, the consummation of the transactions herein contemplated and the compliance with the terms hereof by the Company do not and will not conflict with or constitute a default under (i) the organizational documents of the Company, (ii) any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Company is a party as of the date of this Agreement, or (iii) any law, order, rule or regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company except, in the case of clauses (ii) and (iii) only, for such conflicts or defaults that could not reasonably be expected to have, individually or in the aggregate, a material adverse effect; and no consent, approval, authorization or order of any court or other governmental agency or body has been or is required for the performance of the Company or for the consummation of the transactions contemplated hereby, except such as have been already made or obtained under the 1933 Act, the 1934 Act, FINRA or the securities laws of all 50 states and the District of Columbia.

(j) There are no actions or proceedings against, or investigations of, the Company pending or, to the knowledge of the Company, threatened, before any court, arbitrator, administrative agency or other tribunal (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the issuance of the Shares or the consummation of any of the transactions contemplated by this Agreement, (iii) that might materially and adversely affect the performance by the Company of its obligations under, or the validity or enforceability of, this Agreement, or the Shares or (iv) seeking to affect adversely the federal income tax attributes of the Shares except as described in the Prospectus. As of the date hereof, as of the date on which the Registration Statement (or any amendment thereto) becomes effective, and as of the date on which the Prospectus (or any amendment or supplement thereto) is filed with the SEC, there has not been and will not have been (x) any request by the SEC for any further amendment to the Registration Statement or the Prospectus or for any additional information, (y) any issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the institution or threat of any proceeding for that purpose or (z) any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or any initiation or threat of any proceeding for such purpose. No consent, approval, authorization or order of, or filing or registration with, state or federal court or governmental agency or body other than as expressly noted in this Agreement for the effectiveness of the Registration Statement and blue sky filings is required for the consummation by the Company of the transactions contemplated by the terms of the Agreement.

(k) Any taxes, fees and other governmental charges in connection with the execution and delivery of this Agreement or the execution, delivery and sale of the Shares have been or will be paid on or prior when due.

(l) The Company is not, and neither the offer or sale of the Shares nor the activities of the Company will cause the Company to be, an “investment company” or under the control of an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(m) The Company has complied and will comply with all applicable federal and state laws in connection with the offer and sale of the Shares.

(n) The Company will, during the full term of this Agreement, abide by all applicable provisions of its governing instruments, as the same may be amended.

(o) The Company will use its best efforts to cause, at or prior to the time the Registration Statement becomes effective, the qualification or registration of the Shares for offering and sale under the securities laws of such jurisdictions as shall be determined by the Company, in consultation with the Managing Dealer.

(p) The Company shall provide from time to time upon request of the Managing Dealer certificates of their compliance with the requirements of this Agreement and applicable law.

(q) The Shares have been duly authorized and when issued, delivered and paid for in accordance with the terms of the Agreement and as described in the Prospectus, will be duly and validly issued, fully paid and non-assessable. The issuance, sale and delivery of the Shares is not subject to any preemptive rights of any shareholder of the Company. The Shares conform in all material respects to the description thereof contained in the Prospectus.

(r) The financial statements of the Company included or incorporated by reference in the Prospectus are true, complete and correct in all material respects as of the date indicated and have been prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis.

(s) The Company has filed all material federal, state and foreign income tax returns required to be filed by or on behalf of the Company on or before the due dates therefore (taking into account all extensions of time to file) and has paid or provided for the payment of all such material taxes indicated by such tax returns and all assessments received by the Company to the extent that such taxes or assessments have become due.

(t) The Company intends to satisfy the requirements of the Internal Revenue Code of 1986 as amended (the “Code”) for qualification and taxation of the Company as a real estate investment trust. Commencing with its taxable year ending December 31, 2004, the Company has been organized and has operated in the conformity with the requirements for qualification and taxation as a real estate investment trust under the Code.

Article 7

Payment of Costs and Expenses

7.1 Managing Dealer. The Managing Dealer shall pay all of its own costs and expenses incident to the performance of its obligations under this Agreement which are not expressly assumed by the Company in Section 3.3, the Indemnification provisions and hereunder in Section 7.2.

7.2 Company. The Company shall pay all costs and expenses related to:

(a) the registration of the offer and sale of the Shares with the SEC, including the cost of preparation, printing, filing and delivery of the Registration Statement and all copies of the Prospectus used in the Offering, and any amendments or supplements to such documents;

(b) the preparation and printing of the form of subscription agreement to be used in the sale of the Shares;

(c) the preparation and printing of the blue sky memorandum or survey and the qualification or registration of the Shares under the securities or “blue sky” laws of the jurisdictions where the Shares are to be offered or sold;

(d) the filing of the Registration Statement and any related documents, including any amendments or supplements to such documents, with FINRA;

(e) the preparation, printing and filing of all advertising and Approved Sales Literature relating to the Company or the sale of Shares;

(f) any fees and disbursements to its counsel, accountants, transfer agents and other agents that are related to any of the items contained in this Article 7; and

(g) expenses of agents of the Company, excluding the Managing Dealer, incurred in connection with performing marketing and advertising services for the Company.

Article 8

Indemnification

8.1 Indemnification.

(a) The Company agrees, to the extent permitted by applicable federal and state law (including, but not limited to federal and state securities law), to indemnify, defend and hold harmless the Managing Dealer and each Participating Broker and its or their respective officers, directors, partners, associated persons, and control persons, from and against any and all losses, claims, damages, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, joint or several, to which the Managing Dealer or Participating Broker may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) a breach or alleged breach by the Company of any of its representations, warranties or covenants in this Agreement or (ii) an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Approved Sales Literature, the Registration Statement or the Prospectus, or any amendment or supplement thereto, except for the information supplied by the Managing Dealer, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse the Managing Dealer and each Participating Broker and their respective officers, directors, partners, associated persons, and control persons, for any legal or other expenses (including, but not limited to, reasonable attorneys’ fees) reasonably incurred by the Managing Dealer or a Participating Broker in connection with investigating or defending any such claim or action instituted against the Managing Dealer or a Participating Broker, whether or not resulting in any liability, provided that the Company will not indemnify the Managing Dealer such legal or other expenses to the extent it is determined that the Managing Dealer or Participating Broker was at fault in connection with the loss, claim, damage, liability or action.

(b) The Company shall not be required to provide indemnity or hold the Managing Dealer or officers, directors, partners, employees, associated persons, agents and control persons harmless for any loss, liability, claim, damage or expense suffered by the Managing Dealer or the Company unless: (i) the party seeking indemnification has determined, in good faith, that its course of conduct was in the best interests of the Company; (ii) the person seeking indemnification was acting on behalf of or performing services on behalf of the Company; (iii) the loss, liability, claim, damage or expense was not the result of negligence or misconduct on the part of the party seeking indemnification or the Indemnified Party; and (iv) any loss, liability, claim, damage or expense is recoverable only out of the net assets of the Company and not from the personal assets of its stockholders.

(c) Notwithstanding anything to the contrary in Section 8.1(a), the Managing Dealer and each Participating Broker and its or their respective officers, directors, partners, associated persons, and control persons shall not be indemnified by the Company for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities laws violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

(d) The Managing Dealer will indemnify, defend and hold harmless the Company and its trustees, partners, associated persons, and control persons, from and against any and all losses, claims, damages, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, whether or not resulting in any liability to the Company, to which the Company may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) a breach or alleged breach by the Managing Dealer of any of its representations, warranties or covenants in this Agreement or (ii) any untrue statement or alleged untrue statement of any material fact made by the Managing Dealer to any offeree or purchaser of any of the Shares (other than any statement contained in the Prospectus or any Approved Sales Literature, or any amendment or supplement thereto, except for the information supplied by the Managing Dealer), or (iii) any omission or alleged omission by the Managing Dealer to state to any offeree or purchaser of any Shares a material fact necessary in order to make the statements made to such offeree or purchaser not misleading in light of the circumstances under which they were made (other than any such material fact omitted from the Prospectus, or any amendment or supplement thereto unless such omission is based on information supplied by the Managing Dealer) or (iv) any failure by the Managing Dealer to comply with applicable laws governing money laundering abatement and anti-terrorist financing efforts, including applicable FINRA rules, SEC rules and the USA Patriot Act, and will reimburse any legal or other expenses (including, but not limited to, reasonable attorneys’ fees) reasonably incurred by the Company in connection with investigating or defending any such claim or action, whether or not resulting in any liability.

(e) The Participating Broker Agreements shall contain a provision by which each Participating Broker indemnifies the Company for specified acts or omissions of the Participating Broker and designates the Company as a third party beneficiary empowered to enforce such provision.

(f) The indemnity provided by this Section 8.1 will be in addition to any liability which a party may otherwise have.

8.2 Contribution and Notices.

(a) If the right to indemnification provided for in Section 8.1 would by its terms be available to a person hereunder (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), but is held to be unavailable by a court of competent jurisdiction for any reason, then the Company, the Managing Dealer and the Participating Brokers (collectively, the “Indemnifying Parties” and individually, an “Indemnifying Party”) shall contribute to the aggregate of such losses, claims, damages and liabilities as are contemplated in those paragraphs (including, but not limited to, any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any claim, action, suit or proceeding) in the ratio in which the net proceeds of the Offering of Shares have been actually received and retained by such Indemnifying Party. For purposes of the preceding sentence, proceeds paid to the Managing Dealer under this Agreement and paid by the Managing Dealer to a Participating Broker, shall not be deemed received and retained by the Managing Dealer. However, the right of contribution described in the preceding sentences is subject to the following limitation: No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(b) Any Indemnified Party entitled to contribution or indemnification will, promptly after receipt of such notice of commencement of any action, suit, proceeding or claim against him or it in respect of which a claim for contribution or indemnification may be made against another Indemnifying Party or Indemnifying

Parties, notify such other Indemnifying Party or Indemnifying Parties. Failure to so notify such other Indemnifying Party or Indemnifying Parties shall not relieve such other Indemnifying Party or Indemnifying Parties from any other obligation it or they may have hereunder or otherwise, unless the Indemnifying Party has been materially prejudiced in its ability to defend the action as a result of such delay. If such other Indemnifying Party or Indemnifying Parties are so notified, such other Indemnifying Party or Indemnifying Parties shall be entitled to participate in the defense of such action, suit, proceeding or claim at its or their own expense or in accordance with arrangements satisfactory to all parties who may be required to contribute. After notice from such other Indemnifying Party or Indemnifying Parties to the Indemnified Party entitled to contribution or indemnification of its or their acknowledgement of its or their obligations hereunder and its or their election to assume its or their own defense, the Indemnifying Party or Indemnifying Parties so electing shall not be liable for any legal or other expenses of litigation subsequently incurred by the Indemnified Party entitled to indemnification or contribution in connection with the defense thereof, other than the reasonable costs of investigation. No party shall be required to contribute or provide indemnification with respect to the settlement amount of any action or claim settled without its consent.

Article 9

Miscellaneous

9.1 Notices. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to be delivered when delivered in person or deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, to the intended recipient as set forth below.

If to the Company:	CB Richard Ellis Realty Trust
17 Hulfish Street
Suite 280
Princeton, New Jersey 08542
	Attention:	Jack A. Cuneo
Chief Executive Officer and President

If to the Managing Dealer:	CNL Securities Corp.
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
	Attention:	Robert A. Bourne
Chief Executive Officer
Nathan P. Headrick
Corporate Counsel

Any party may change its address specified above by giving each other party notice of such change in accordance with this Section 9.1.

9.2 Invalid Provision. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

9.3 No Partnership. Nothing in this Agreement shall be construed or interpreted to constitute the Managing Dealer or the Participating Brokers as being in association with or in partnership with the Company or one another, and instead, this Agreement only shall constitute the Managing Dealer as a broker authorized by the Company to sell and to manage the sale by others of the Shares according to the terms set forth in the Registration Statement, the Prospectus or this Agreement. Nothing herein contained shall render the Managing Dealer or the Company liable for the obligations of any of the Participating Brokers or one another.

9.4 Third Party Beneficiaries. The Participating Brokers shall be third party beneficiaries of Article 7 and Article 8 of this Agreement; otherwise there shall be no third party beneficiaries of this Agreement, and other than the Company with respect to Article 8, no provision of this Agreement is intended to be for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Further, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against either party to this Agreement.

9.5 Survival. The following provisions of the Agreement shall survive the expiration or termination of this Agreement: Section 3.1 and 3.3 (for sales occurring prior to termination), Article 7, Article 8, and Article 9.

9.6 Entire Agreement. This Agreement constitutes the complete understanding among the parties hereto, and no variation, modification or amendment to this Agreement shall be deemed valid or effective unless and until it is signed by all parties hereto.

9.7 Definitions. Any terms used but not defined herein shall have the meanings given to them in the Prospectus.

9.8 Successors and Assigns. No party shall assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of each other party. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9.9 Nonwaiver. The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

9.10 Applicable Law. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of New York.

9.11 Ongoing Effect. If any provision of this Agreement shall be deemed void, invalid or ineffective for any reason, the remainder of the Agreement shall remain in full force and effect.

9.12 Access to Information. The Company may authorize the Company’s Transfer Agent to provide information to the Managing Dealer and each Participating Broker regarding recordholder information about the clients of such Participating Broker who have invested with the Company on an on-going basis for so long as such Participating Broker has a relationship with such client. The Managing Dealer shall require that Participating Brokers not disclose any password for a restricted website or portion of website provided to such Participating Broker in connection with the Offering and not disclose to any person, other than an officer, director, employee or agent of such Participating Brokers, any material downloaded from such a restricted website or portion of a restricted website.

9.13 Counterparts. This Agreement may be executed in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have each duly executed this Managing Dealer Agreement as of the day and year set forth above.

COMPANY:

CB RICHARD ELLIS REALTY TRUST

By:	/s/ Jack A. Cuneo
Name:	Jack A. Cuneo
Title:	Chief Executive Officer and President

MANAGING DEALER:

CNL SECURITIES CORP.

By:	/s/ Robert A. Bourne
Name:	Robert A. Bourne
Title:	Chief Executive Officer

EXHIBIT A

FORM OF PARTICIPATING BROKER AGREEMENT

PARTICIPATING BROKER AGREEMENT

CB RICHARD ELLIS REALTY TRUST

THIS PARTICIPATING BROKER AGREEMENT (the “Agreement”) is made and entered into as of the      day of         , 2009, between CNL SECURITIES CORP., a Florida corporation (the “Managing Dealer”), and                                              , a                                      (the “Broker”).

WHEREAS, CB RICHARD ELLIS REALTY TRUST, a Maryland Real Estate Investment Trust (the “Company”), has filed a registration statement on Form S-11 (such registration statement, as it may be amended, including any post-effective amendments or supplements to such registration statement after the effective date of registration, being herein respectively referred to as the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) for the registration under the Securities Act of 1933, as amended (the “1933 Act”) of a maximum of 301,578,948 shares of its common shares of beneficial interest, par value $0.01 per share (the “Shares”) to be issued and sold to the general public for an aggregate purchase price of $3,000,000,000; and

WHEREAS, the Shares are to be sold pursuant to a prospectus filed with the SEC (the “Prospectus”), with 270,000,000 Shares to be sold for a per Share cash purchase price of $10.00 having a minimum purchase by any one person or entity of $5,000 except as otherwise indicated in the Prospectus or in any letter or memorandum from the Company to the Managing Dealer; and with 31,578,948 Shares to be sold for a per Share cash purchase price of $9.50 pursuant to a dividend reinvestment plan (the “Offering”); and

WHEREAS, the Managing Dealer, which has heretofore entered into a Managing Dealer Agreement with the Company pursuant to which it has been designated the Managing Dealer to sell and manage the sale by others of the Shares pursuant to the terms of such agreement and the Offering, is a corporation incorporated and presently in good standing in the State of Florida, and is presently registered with (i) the authorities administering the securities laws in all fifty states in the United States, the District of Columbia and the Commonwealth of Puerto Rico; and (ii) the Financial Industry Regulatory Authority, Inc. (“FINRA”) as a securities broker dealer qualified to offer and sell to members of the public securities of the type represented by the Shares; and

WHEREAS, the Broker is an entity organized and presently in good standing in the state(s) and/or foreign or other jurisdictions in which it does business, presently registered as a broker dealer with FINRA, and presently licensed by the appropriate regulatory agency of each jurisdiction in which it will offer and sell the Shares as a securities broker dealer qualified to offer and sell to members of the public securities of the type represented by the Shares or exempt from all such registration requirements; and

WHEREAS, the offer and sale of the Shares shall be made pursuant to the terms and conditions of the Registration Statement and the Prospectus and, further, pursuant to the terms and conditions of all applicable federal securities laws and applicable securities laws of all jurisdictions in which the Shares are offered and sold; and

WHEREAS, the Managing Dealer desires to retain the Broker to use its best efforts to sell the Shares, and the Broker is willing and desires to serve as a broker for the Managing Dealer for the sale of the Shares upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the Managing Dealer and the Broker as follows:

1. Relationship.

(a) Subject to the terms and conditions herein set forth, the Managing Dealer hereby retains the Broker to use its best efforts to sell for the account of the Company all or any portion of the Shares described in the Registration Statement. The Broker hereby accepts such retention and covenants, warrants and agrees to sell the Shares according to all of the terms and conditions of the Registration Statement, all applicable state, federal and other jurisdictional laws, including the 1933 Act, and any and all regulations and rules pertaining thereto, heretofore or hereafter issued by the SEC and FINRA as well as all applicable laws and regulations of foreign jurisdictions. The Broker and its associated persons shall have no authority to give any information or make any representations in connection with any offer or sale of the Shares other than as contained in the Prospectus, the Registration Statement, or the Approved Sales Literature (as defined below), each as amended and supplemented.

(b) The Broker shall use its best efforts, promptly following receipt of written notice from the Managing Dealer of the effective date of the Registration Statement, to sell the Shares to such persons and according to all such terms as are contained in the Registration Statement and the Prospectus. The Broker shall comply with all requirements set forth in the Registration Statement and the Prospectus. The Broker shall use and distribute, in connection with the offer and sale of the Shares, only the Prospectus and such sales literature and advertising as shall conform in all respects to any restrictions of local law and the applicable requirements of the 1933 Act, and which has been approved in writing by the Company or the Managing Dealer (“Approved Sales Literature”). The Managing Dealer reserves the right to establish such additional procedures as it may deem necessary to ensure compliance with the requirements of the Registration Statement, and the Broker shall comply with all such additional procedures to the extent that it has received written notice thereof.

(c) Notwithstanding anything to the contrary contained in Section 2 of this Agreement, in the event that the Managing Dealer pays any commission to the Broker for the sale of one or more Shares and the subscription is rescinded or rejected as to one or more of the Shares covered by such subscription, the Managing Dealer shall decrease the next payment of commissions or other compensation otherwise payable to the Broker by the Managing Dealer under this Agreement by an amount equal to the commission rate established in Section 2 of this Agreement, multiplied by the number of Shares as to which the subscription is rescinded or rejected, as applicable. In the event that no payment of commissions or other compensation is due to the Broker after such withdrawal occurs, the Broker shall pay the amount specified in the preceding sentence to the Managing Dealer within ten (10) days following mailing of notice to the Broker by the Managing Dealer stating the amount owed as a result of rescinded or rejected subscriptions.

(d) All monies received for the purchase of Shares shall be promptly transmitted by the Broker to the Company’s transfer agent, Boston Financial Data Services, Inc., as set forth in the Prospectus. In order to purchase shares, the subscriber must complete and execute a subscription agreement. Checks may be made payable to the Company in the amount of $10.00 per share, subject to certain discounts as set forth in the Prospectus. Subscription proceeds will not be held in escrow.

(e) The Managing Dealer may authorize the Broker, if its “net capital,” as defined in the applicable federal securities regulations, equals or exceeds $250,000, to instruct its customers to make their payments for Shares subscribed for payable directly to the Broker. In such case, the Broker will collect the proceeds of the subscribers’ payments and issue a payment made payable to the order of the Company for the aggregate amount of the subscription proceeds.

(f) Subscription documents for the Offering (the “Subscription Documents”) will be executed as described in the Prospectus. The Company will accept or reject each subscription within 30 days of receipt thereof. A sale of a Share shall be deemed to be completed if and only if (i) the Company has received a properly completed and executed subscription agreement, together with payment of the full purchase price of each purchased Share, from an investor who satisfies the applicable suitability standards and minimum purchase requirements set forth in the Registration Statement as determined by the Broker in accordance with the provisions of this Agreement; (ii) the Company has accepted such subscription; and (iii) such investor has been admitted as a stockholder of the Company. In addition, no sale of Shares shall be completed until at least five business days after the date on which the subscriber receives a copy of the Prospectus.

(g) The Broker hereby acknowledges and agrees that the Company, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever, and no commission will be paid to the Broker with respect to that portion of any subscription which is rejected.

(h) Subscriber monies shall be deposited or transmitted by the Broker to the Company’s transfer agent no later than the close of business of the first business day following their receipt by the Broker; provided, however, if the Broker maintains a branch office, the branch office shall transmit the Subscription Documents and funds to the Broker by the close of business on the first business day following their receipt by the branch office and the Broker shall review the Subscription Documents and check to ensure their proper execution and form and, if they are acceptable, transmit the funds to the Company’s transfer agent by the close of business on the first business day after their receipt by the Broker. The Company’s transfer agent will transmit the check or monies to the Company no later than the close of business on the first business day after such funds are received from the Broker.

2. Compensation of Broker.

(a) The Managing Dealer shall pay the Broker, as compensation for services to be rendered by the Broker hereunder, a commission of up to 7.0% on sales of Shares by such Broker, subject to reduction as specified in this Section 2 and the Prospectus. From its marketing support fee, the Managing Dealer may allow up to 1.0% on sales of Shares to any Broker that agrees to use its internal marketing support personnel to assist the Managing Dealer’s marketing team and their internal marketing communication tools to promote the Company as set forth below. Such commission rates shall remain in effect during the full term of this Agreement unless otherwise changed by a written agreement between the parties hereto. Such compensation shall be payable to the Broker by the Managing Dealer after such acceptance of the subscription agreement; provided however, that compensation or commissions shall not be paid by the Managing Dealer: (i) other than from funds received as compensation or commissions from the Company for the sale of its Shares; (ii) until any and all compensation or commissions payable by the Company to the Managing Dealer have been received by the Managing Dealer; and (iii) to the extent the commission payable to any broker dealer or salesman exceeds the amount allowed by any regulatory agency. The Broker shall not reallow any commissions to non-FINRA members. The Company (and the Managing Dealer) may pay reduced commissions or may eliminate commissions on certain sales of Shares, including the reduction or elimination of commissions in accordance with the following paragraphs of this Section 2. Any such reduction or elimination of commissions will not, however, change the net proceeds to the Company.

(b) The Broker may withhold the selling commissions to which it is entitled from the purchase price for the Shares in the Offering and forward the balance to the Managing Dealer if it represents to the Managing Dealer that (i) the Broker is legally permitted to do so; (ii) (a) the Broker meets all applicable net capital requirements under the rules of FINRA or other applicable rules regarding such an arrangement; (b) the Broker has forwarded the subscription agreement to the Company and received the Company’s written acceptance of the subscription prior to forwarding the purchase price for the Shares, net of the commissions to which the Broker is entitled, to the Company; and (c) the Broker has verified that there are sufficient funds in the investor’s account with the Broker to cover the entire cost of the subscription; and (iii) the Broker has performed its obligations under paragraph 7(h) of this Agreement.

(c) Notwithstanding Section 2(a) above, the following persons and entities may purchase Shares net of some or all of the 7.0% commission and the 1.0% marketing support fee (but not net of the 2.0% dealer manager fee), at a per Share purchase price of $9.20 (assuming no other discounts apply): (i) A registered principal or representative or associated person of the Managing Dealer or a Participating Broker and any employee, officer or director of affiliates of the Managing Dealer or the affiliated entity itself (and the immediate family members of any of the foregoing persons); (ii) employees, officers, trustees and directors of the Company, the Advisor or CB Richard Ellis Investors L.L.C., or of the affiliates of either of the foregoing entities (and the immediate family members of any of the foregoing persons), and any Plan established exclusively for the benefit of such persons or entities; (iii) a client of an investment advisor registered under the Investment Advisers Act of 1940, as amended, or under applicable state securities laws (other than any registered investment advisor that is also registered as a broker dealer, with the exception of clients who have “wrap” accounts which have asset based fees with such dually registered investment advisor/broker dealer); and (iv) a person investing in a bank trust account with respect to which the decision-making authority for investments made has been delegated to the bank trust department. For purposes of this paragraph, “immediate family members” means such person’s spouse, parents, children, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in law” relations as well as such persons so related by adoption. In addition, Participating Brokers that have a contractual arrangement with their clients for the payment of fees on terms that are inconsistent with the acceptance of all or a portion of the commissions and the marketing support fee may elect not to accept all or a portion of their compensation in the form of commissions and the marketing support fees offered by the Company for Shares that they sell. In that event, such Shares shall be sold to the investor net of some or all of the 7.0% commission and the 1.0% marketing support fee at a per share purchase price as low as $9.20. The amount of proceeds to the Company will not be affected by reducing commissions and marketing support fees payable in connection with sales to investors described in this paragraph.

(d) In connection with the purchase and subsequent purchase of certain minimum numbers of Shares, the amount of commissions otherwise payable may be reduced in accordance with certain discounts for breakpoints for volume purchases as set forth in the Prospectus. It is the Broker’s responsibility to determine which investors qualify (i) for breakpoints; and (ii) as a “single purchaser” as defined in the Prospectus. To the extent an investor qualifies for a volume discount on a particular purchase, such investor’s subsequent purchases, regardless of the Shares subscribed for in such purchases, will also qualify for (i) that volume discount, or (ii) to the extent the subsequent purchase when aggregated with the prior purchases qualifies for a greater volume discount, such greater discounts. Any request to treat a subsequent purchase collectively for purposes of the volume discount must be made by Broker in writing in a form satisfactory to the Managing Dealer and must set forth the basis of such request. Any request to combine more than one subscription must be made in writing in a form satisfactory to the Managing Dealer and must set forth the basis for such request. Any such request will be subject to prior verification by the Broker that all of such subscriptions were made by a single investor. For purposes of volume discounts, all such Shares must be purchased through the same participating broker.

(e) Shareholders who elect to participate in the dividend reinvestment plan as described in the Prospectus will be charged $9.50 per Share or 95% of the fair market value of a Share on the reinvestment date, as determined by CBRE Advisors LLC (the “Advisor”), or another firm the Company may choose for such purpose, and no commissions or marketing support fees will be paid to the Broker in connection with any Shares so purchased.

(f) Eligibility to receive the marketing support fee is conditioned upon the Broker’s compliance with one or more of the following conditions. Any determination regarding the Broker’s compliance with the listed conditions will be made by the Managing Dealer, in its sole discretion.

(1) The Broker has internal marketing support personnel (telemarketers, marketing director, etc.) who assist the Managing Dealer’s marketing team;

(2) The Broker has and uses internal marketing communications vehicle(s) to promote the Company. Vehicles may include, but are not restricted to, newsletters, conference calls, cassette tapes, internal mail, etc.;

(3) The Broker will respond to investors’ inquiries concerning monthly statements, valuations, distribution rates, tax information, annual reports, reinvestment and redemption rights and procedures, the financial status of the Company and the real estate markets in which the Company has invested;

(4) The Broker will assist investors with reinvestments and redemptions; and/or

The Broker will provide other services requested by investors from time to time and will maintain the technology necessary to adequately service investors.

(g) The Managing Dealer will reimburse the Participating Broker for bona fide due diligence expenses incurred by the Participating Broker in connection with the Offering. Such due diligence expense reimbursements are limited to the amount the Managing Dealer is reimbursed pursuant to the terms of the Managing Dealer Agreement.

3. Association with Other Dealers

It is expressly understood between the Managing Dealer and the Broker that the Managing Dealer may cooperate with other broker dealers who are registered as broker dealers with FINRA and duly licensed by the appropriate regulatory agency of each jurisdiction in which they will offer and sell the Shares or with broker dealers exempt from all such registration requirements. Such other participating broker dealers may be retained by the Managing Dealer as brokers on terms and conditions identical or similar to this Agreement and shall receive such rates of commission as are agreed to between the Managing Dealer and the respective other participating broker dealers and as are in accordance with the terms of the Registration Statement. The Broker understands that, to that extent, such other participating broker dealers shall compete with the Broker in the sale of the Shares.

4. Conditions of the Broker’s Obligations.

The Broker’s obligations hereunder are subject, during the full term of this Agreement and the Offering, to the conditions that: (a) at the effective date of the Registration Statement and thereafter during the term of this Agreement while any Shares remain unsold, the Registration Statement shall remain in full force and effect authorizing the offer and sale of the Shares; (b) no stop order suspending the effectiveness of the Offering or other order restraining the offer or sale of the Shares shall have been issued nor proceedings therefore initiated or threatened by any state regulatory agency or the SEC; and (c) the Managing Dealer shall have performed all of its obligations hereunder.

5. Conditions to the Managing Dealer’s Obligations.

The obligations of the Managing Dealer hereunder are subject, during the full term of this Agreement and the Offering, to the conditions that: (a) at the effective date of the Registration Statement and thereafter during the term of this Agreement while any Shares remain unsold, the Registration Statement shall remain in full force and effect authorizing the offer and sale of the Shares; (b) no stop order suspending the effectiveness of the Offering or other order restraining the offer or sale of the Shares shall have been issued nor proceedings therefore initiated or threatened by any state regulatory agency or the SEC; and (c) the Broker shall have performed all of its obligations hereunder.

6. Representations, Warranties and Covenants of the Managing Dealer.

The Managing Dealer represents, warrants and covenants during the full term of this Agreement that:

(a) The Managing Dealer is duly organized, validly existing, and in good standing under the laws of the jurisdictions in which it does business.

(b) The Managing Dealer is a member of FINRA and a broker dealer registered as such under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and under the securities laws of all fifty states in the United States, the District of Columbia and the Commonwealth of Puerto Rico, and has the authority to engage in the public offer and sale of REIT securities.

(c) The Managing Dealer has the requisite corporate power and authority to execute this Agreement and to perform its duties hereunder, and the execution and delivery by it of this Agreement and the consummation of the transactions herein contemplated will not result in any violation of, or be in conflict with, or constitute a default under, any agreement or instrument to which the Managing Dealer is a party or by which the Managing Dealer or its properties are bound, or any judgment, decree, order, or, to its knowledge, any statute, rule or regulation applicable to it.

(d) This Agreement has been duly authorized by the Managing Dealer, and when executed and delivered by the Managing Dealer and the other parties hereto, will be the Managing Dealer’s legal, valid and binding agreement, enforceable in accordance with its terms, except to the extent that the enforceability hereof may by limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or similar laws from time to time in effect and affecting the rights of creditors generally, (ii) limitations upon the power of a court to grant specific performance or any other remedy with respect to the enforcement of this Agreement, (iii) judicial discretion, or (iv) the extent that the indemnification provisions of this Agreement are or may be held to be in violation of public policy (under either state or federal law) in the context of the offer, offer for sale, or sale of securities.

(e) The Managing Dealer agrees to have in place and adhere to a commercially reasonable program of customer privacy in compliance with applicable laws and industry best practices designed to assure the confidentiality and security of confidential investor information, as required by Regulation S-P and other applicable laws. The Managing Dealer will promptly notify the Broker of any breaches of security or loss of confidential customer information in respect of investors in the Company.

(f) The Managing Dealer agrees to have in place and adhere to a “business continuity plan” in conformity with the rules of FINRA and to cooperate with the Broker on business continuity plan matters.

(g) The Managing Dealer shall use its best efforts to prevent the sale of the Shares through persons other than member FINRA broker dealers, or exempt entities where permitted by applicable securities laws and regulations.

(h) The Managing Dealer shall use its best efforts to cause the Company to maintain the effectiveness of the Registration Statement and to file such applications or amendments to the Registration Statement as may be reasonably necessary for that purpose.

(i) The Managing Dealer shall advise the Broker whenever and as soon as it receives or learns of any order issued by the SEC or the regulatory agency of any jurisdiction which suspends the effectiveness of the Registration Statement or prevents the use of the Prospectus or which otherwise prevents or suspends the offering or sale of the Shares, or receives notice of any proceedings regarding any such order.

(j) The Managing Dealer shall use its best efforts to prevent the issuance of any order described herein at subparagraph (i) hereof and to obtain the lifting of any such order if issued.

(k) The Managing Dealer shall give the Broker notice when the Registration Statement becomes effective and shall deliver to the Broker such number of copies of the Prospectus, and any supplements and amendments thereto, which are finally approved by the SEC, as the Broker may reasonably request for sale of the Shares. This delivery may be in electronic format.

(l) The Managing Dealer shall promptly notify the Broker of any post-effective amendments or supplements to the Registration Statement or Prospectus, and shall furnish the Broker with copies of any revised Prospectus and/or supplements and amendments to the Prospectus. This delivery may be in electronic format.

7. Representations, Warrants and Covenants of the Broker.

The Broker represents, warrants and covenants during the full term of this Agreement that:

(a) The Broker is duly organized, validly existing, and in good standing under the laws of the jurisdictions in which it does business.

(b) The Broker is a member of FINRA and a broker dealer registered as such under the 1934 Act, and under the securities laws of the jurisdictions in which the Shares are to be offered or sold, and has the authority to engage in the public offer and sale of REIT securities.

(c) The Broker has the requisite corporate power and authority to execute this Agreement and to perform its duties hereunder, and the execution and delivery by it of this Agreement and the consummation of the transactions herein contemplated will not result in any violation of, or be in conflict with, or constitute a default under, any agreement or instrument to which the Broker is a party or by which the Broker or its properties are bound, or any judgment, decree, order, or, to its knowledge, any statute, rule or regulation applicable to it.

(d) This Agreement has been duly authorized by the Broker, and when executed and delivered by the Broker and the other parties hereto, will be the Broker’s legal, valid and binding agreement, enforceable in accordance with its terms, except to the extent that the enforceability hereof may by limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or similar laws from time to time in effect and affecting the rights of creditors generally, (ii) limitations upon the power of a court to grant specific performance or any other remedy with respect to the enforcement of this Agreement, (iii) judicial discretion, or (iv) the extent that the indemnification provisions of this Agreement are or may be held to be in violation of public policy (under either state or federal law) in the context of the offer, offer for sale, or sale of securities.

(e) The Broker agrees to have in place and adhere to a commercially reasonable program of customer privacy in compliance with applicable laws and industry best practices designed to assure the confidentiality and security of confidential investor information, as required by Regulation S-P and other applicable laws. The Broker will promptly notify the Managing Dealer of any breaches of security or loss of confidential customer information in respect of investors in the Company.

(f) The Broker agrees to have in place and adhere to a “business continuity plan” in conformity with the rules of FINRA and to cooperate with the Managing Dealer on business continuity plan matters.

(g) The Broker shall offer and sell Shares only where the Shares may be legally offered and sold, only through Broker’s registered representatives appropriately licensed to sell Shares in such jurisdictions, and only to such persons in such jurisdictions who shall be legally qualified to purchase the Shares. The Managing Dealer shall give the Broker written notice at the time of effectiveness of those jurisdictions in which the offering and sale of Shares may be made, and shall amend such notice thereafter as additional jurisdictions are added; no Shares shall be offered or sold in any other jurisdictions. The Company is responsible, at or prior to the time the Registration Statement becomes effective, to qualify the Shares for offering and sale under the securities laws of such jurisdictions as the Company shall elect. The Managing Dealer assumes no obligation or responsibility in respect of the qualification of the Shares under the laws of any jurisdiction. The blue sky survey for the Company indicates or will indicate the jurisdictions where it is believed that offers and sales of the Shares may be effected under the applicable blue sky, state or other securities laws. In effecting offers or sales in a jurisdiction, Broker will comply with all special conditions and limitations imposed by such jurisdiction, as set forth in the blue sky survey for the Company. If the blue sky survey for the Company is not enclosed herewith, it will be made available to Broker at a later date. In no circumstances will Broker engage in any activities hereunder in any jurisdiction (a) which is not listed in the blue sky survey as a jurisdiction where offers and sales of the Shares may be effected under the blue sky or securities laws of such jurisdiction or (b) in which Broker may not lawfully so engage. The blue sky survey shall not be considered Approved Sales Literature.

(h) The Broker will use every reasonable effort to assure that Shares are sold only to investors who:

(1) meet the investor suitability standards, including the minimum income and net worth standards established by the Company, and the minimum purchase requirements set forth in the Registration Statement;

(2) can reasonably benefit from an investment in the Shares based on the prospective investor’s overall investment objectives and portfolio structure;

(3) are able to bear the economic risk of the investment based on each prospective investor’s overall financial situation; and

(4) have apparent understanding of (a) the fundamental risks of the investment; (b) the risk that the prospective investor may lose the entire investment; (c) the lack of liquidity of the Shares; (d) the restrictions on transferability of the Shares; (e) the background and qualifications of the officers, trustees and directors of the Company and the Advisor; and (f) the tax consequences of an investment in the Shares.

The Broker will make the determinations required to be made by it pursuant to subparagraph (h) for each purchase of Shares by an investor, including any purchases pursuant to the dividend reinvestment plan, based on information it has obtained from a prospective investor, including, at a minimum, but not limited to, the prospective investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and information gathered pursuant to FINRA’s anti-money laundering rules and the SEC’s current books and records rules, as well as any other pertinent factors deemed by the Broker to be relevant.

(i) In addition to complying with the provisions of subparagraph (h) above, and not in limitation of any other obligations of the Broker to determine suitability imposed by federal law or the law of a sales jurisdiction, the Broker agrees that it will comply fully with all of the applicable provisions of FINRA’s Conduct Rules, and the following provisions:

(1) The Broker shall have reasonable grounds to believe, based upon information provided by the investor concerning his investment objectives, other investments, financial situation and needs, and upon any other information known by the Broker, that (A) each investor to whom the Broker sells Shares is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits (including tax benefits) of an investment in the Shares, (B) each investor to whom the Broker sells Shares has a fair market net worth sufficient to sustain the risks inherent in an investment in the Shares (including potential loss and lack of liquidity), and (C) the Shares otherwise are or will be a suitable investment for each investor to whom it sells Shares, and the Broker shall maintain files disclosing the basis upon which the determination of suitability was made;

(2) The Broker shall not execute any transaction involving the purchase of Shares in a discretionary account without prior written approval of the transaction by the investor;

(3) The Broker shall have reasonable grounds to believe, based upon the information made available to it, that all material facts are adequately and accurately disclosed in the Registration Statement and provide a basis for evaluating the Shares;

(4) In making the determination set forth in subparagraph (3) above, the Broker shall evaluate items of compensation, physical properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors, appraisals and other reports, as well as any other information deemed pertinent by it;

(5) If the Broker relies upon the results of any inquiry conducted by another member of FINRA with respect to the obligations set forth in subparagraphs (3) or (4) above, the

Broker shall have reasonable grounds to believe that such inquiry was conducted with due care, that the member or members conducting or directing the inquiry consented to the disclosure of the results of the inquiry and that the person who participated in or conducted the inquiry is not the Managing Dealer or a sponsor or an affiliate of the sponsor of the Company;

(6) The Broker will not place orders for Shares in amounts just below the point at which commissions are reduced so as to benefit from a higher commission applicable to an amount below a volume discount breakpoint , and will assume exclusive responsibility for failures with respect to the calculation, offer, or omissions of investor qualifications for reduced commissions under discounts for volume purchases; and

(7) Prior to executing a purchase transaction in the Shares, the Broker shall have informed the prospective investor of all pertinent facts relating to the liquidity and marketability of the Shares.

(j) In each jurisdiction, the Broker will permit only those of its agents, employees or representatives, who have effective registrations in such jurisdiction, as and if required by the securities or “blue sky” laws of such jurisdiction or similar securities laws of such jurisdictions, to review the suitability of interests for, to offer interests for sale to, or solicit offers to buy interests from, or otherwise negotiate with respect to, discuss the terms or merits of an investment in or provide any documents relating to the interests with, any investors resident in such jurisdiction.

(k) The Broker agrees to comply with the provisions of Article III.C of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. (the “NASAA Guidelines”).

(l) The Broker agrees to retain in its files, for that period of time which shall comply with all applicable federal, state, jurisdictional and other regulatory requirements, information that will establish that each subscriber purchasing Shares falls within the permitted class of investors and will update all such information as may be required under FINRA’s anti-money laundering rules, customer identification procedures and the SEC’s books and records rules.

(m) The Broker shall conduct solicitation and other activities only in accordance with this Agreement, the 1933 Act and the applicable rules and regulations of the SEC and FINRA.

(n) The Broker acknowledges receipt of copies of the Prospectus describing the terms of the Offering and the Shares offered thereby, including the Subscription Agreement as an attachment thereto. Neither the Broker nor any other person is authorized by the Company or the Managing Dealer to give any information or make any representations in connection with this Agreement or the Offering of the Shares other than those contained in the Prospectus and Approved Sales Literature. Without limiting the generality of the foregoing, the Broker agrees not to publish, circulate or otherwise use any other advertisement or solicitation material other than the Prospectus and Approved Sales Literature. Further, the Broker agrees that should it distribute any Approved Sales Literature to prospective purchasers, such distribution shall be accompanied or preceded by the Prospectus as then currently in effect.

(o) The Broker represents that it has not engaged, and agrees that it will not engage, in any activity in respect of the Shares in violation of the 1934 Act, including Rule l0b-5 and Regulation M thereunder.

(p) So long as the Shares have not been listed on a national securities exchange or quoted on NASDAQ National Market System, the Broker shall, in recommending the purchase, sale or transfer of Shares to an investor, (i) inform such investor of all pertinent facts relating to the liquidity and marketability of Shares; and (ii) have reasonable grounds to believe, based on information obtained from the investor, that an investment in the Shares is suitable for such investor.

(q) The Broker shall not, directly or indirectly, pay or award any finder’s fees, commissions or other compensation to any persons engaged by a potential investor for investment advice as an inducement to such advisor to advise the potential investor to purchase Shares in the Company.

(r) The Broker either (i) shall not purchase Shares for its own account or (ii) shall hold for investment any Shares purchased for its own account.

(s) The Broker hereby confirms that it is familiar with Securities Act Release No. 4968 and Rule 15c2-8 under the 1934 Act, relating to the distribution of preliminary and final prospectuses, and confirms that it has and will comply therewith.

(t) The Broker shall not in any way participate in, or effect the sale or transfer of Shares in connection with, a tender offer with respect to the Company’s common shares, whether or not such offer is subject to Section 14(d)(1) of the 1934 Act, other than with the written consent of the Company and/or the Managing Dealer.

(u) Neither the Broker, nor any officer, director, employee or agent of the Broker, shall disclose to any person, other than an officer, director, employee or agent of the Broker, any password relating to a restricted website or portion of a website provided to such Broker in connection with this Offering. Neither the Broker, nor any officer, director, employee or agent of the Broker, shall disclose to any person, other than an officer, director, employee or agent of the Broker, any material downloaded from such a restricted website or portion of a website.

(v) The Broker shall verify the identity of each investor to whom it offers and sells shares under its “customer identification program” and verify the source of the investor’s funds as required by the anti-money laundering rules of FINRA, SEC and Department of Treasury, and screen such investors against current lists of individuals and organizations available from the Office of Foreign Asset Control (“OFAC”). The Broker shall not accept subscriptions from any person, entity or organization in a blocked jurisdiction. The Broker shall file any necessary or appropriate suspicious activity reports and currency transaction reports and other required under applicable “know your customer” and “anti-money laundering” laws and regulations in respect of investors or potential investors. The Broker has in place and adheres to a comprehensive anti-money laundering program that meets the requirements of FINRA Conduct Rule 3011, Department of Treasury regulations issued pursuant to Title III of the USA PATRIOT Act and other applicable laws and regulations. The Broker agrees to cooperate with the Company and the Managing Dealer in gathering additional information in respect of an investor or the source of the investors funds as reasonably requested by the Managing Dealer or the Company, and agrees to cooperate with the Company and the Managing Dealer in connection with anti-money laundering laws and regulations. By forwarding an investor’s subscription information to the Company, the Broker represents and warrants that it has verified the identity of the investor and the source of the investor’s funds, that the investor is not listed on the OFAC list, and that the Broker, after conducting commercially reasonable diligence, is not aware of any suspicious or illegal activity associated with the investor or the source of the investor’s funds.

(w) The Broker hereby confirms that if it intends to use electronic delivery to distribute the Prospectus to any person that it has the ability to view and download electronically delivered documents, and agrees that:

(1) It will view and download any documents electronically delivered to it by the Managing Dealer; and

(2) It will comply with all applicable requirements of the SEC and FINRA and any laws or regulations related to the electronic delivery of documents.

(x) The Broker shall be entitled to submit subscription agreements using facsimile signatures and hereby agrees to acknowledge such facsimile signatures as if they were an original execution, and such subscription agreements shall be deemed as executed when an executed facsimile thereof is transmitted to the Company or the Managing Dealer.

8. Payment of Costs and Expenses.

(a) The Broker shall pay all costs and expenses incident to the performance of its obligations under this Agreement, including:

(1) All expenses incident to the preparation, printing and filing of all advertising originated by the Broker and approved by the Company related to the sale of the Shares; and

(2) All other costs and expenses incurred in connection with its sales efforts related to the sales of the Shares which are not expressly assumed by the Company in its Managing Dealer Agreement with the Managing Dealer.

(b) The Managing Dealer will reimburse the Broker for bona fide due diligence expenses incurred in connection with the Offering in accordance with (i) existing FINRA rules; (ii) all other applicable laws and regulations; and (iii) any limitations or restrictions set forth in the Prospectus. In addition, all due diligence expense reimbursements paid by the Managing Dealer to the Broker shall be issued subject to the Broker providing detailed and itemized invoices supporting such expenses to the Managing Dealer.

(c) The Managing Dealer may reimburse the Broker for (i) technology costs; and (ii) other costs and expenses associated with the Offering, the facilitation of the marketing of the Shares and the ownership of such Shares by the Broker’s customers from the portion of commissions and/or the marketing support fee retained by the Managing Dealer.

9. Indemnification.

(a) Under the Managing Dealer Agreement, a copy of which is included as an Exhibit to the Registration Statement, the Company has agreed to indemnify and hold harmless various parties, including each Broker and any party who controls such Broker within the meaning of the 1933 Act and the 1934 Act, from certain liabilities, and the Managing Dealer has agreed to indemnify the Company and certain associated persons.

(b) The Broker will indemnify, defend and hold harmless the Company, the Managing Dealer, and their respective officers, directors, partners, associated persons, and control persons, from and against any and all losses, claims, damages, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, joint or several, whether or not resulting in any liability to such persons, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) a breach or alleged breach by the Broker of any of its representations, warranties or covenants in this Agreement or (ii) any untrue statement or alleged untrue statement of any material fact made by the Broker to any offeree or purchaser of any of Shares (other than any statement contained in the Prospectus or any Approved Sales Literature, or any amendment or supplement thereto, except for information supplied by the Broker), or (iii) any omission or alleged omission by the Broker to state to any offeree or purchaser of any Shares a material fact necessary in order to make the statements made to such offeree or purchaser not misleading in light of the circumstances under which they were made (other than any such material fact omitted from the Prospectus, or any amendment or supplement thereto unless such omission is based on information supplied by the Broker), and will reimburse any legal or other expenses (including, but not limited to, reasonable attorneys’ fees) reasonably incurred by the Company or the Managing Dealer in connection with investigating or defending any such claim or action, whether or not resulting in any liability.

(c) The Managing Dealer will indemnify, defend and hold harmless the Broker, and its officers, directors, partners, associated persons, and control persons, from and against any and all losses, claims, damages, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, joint or several, whether or not resulting in any liability to such persons, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon a breach or alleged breach by the Managing Dealer of any of its representations, warranties or covenants in this Agreement; and will reimburse any legal or other expenses (including, but not limited to, reasonable attorneys’ fees) reasonably incurred by the Broker in connection with investigating or defending any such claim or action, whether or not resulting in any liability.

(d) If the right to indemnification provided for in this Section 9 would by its terms be available to a person hereunder (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), but is held to be unavailable by a court of competent jurisdiction for any reason other than because of the terms of such indemnification provision, then the Company, the Managing Dealer and the Broker (collectively, the “Indemnifying Parties” and individually, an “Indemnifying Party”) shall contribute to the aggregate of such losses, claims, damages and liabilities as are contemplated in those paragraphs (including, but not limited to, any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any claim, action, suit or proceeding) in the ratio in which the net proceeds of the Offering of Shares have been actually received and retained by such Indemnifying Party. For purposes of the preceding sentence, proceeds, commissions, marketing support fees, due diligence expense reimbursements or other amounts paid to the Managing Dealer under this Agreement and paid by the Managing Dealer or the Company to Broker in the Offering shall not be deemed received and retained by the Managing Dealer. However, the right of contribution described in the preceding sentences is subject to the following limitation: No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) Any Indemnified Party entitled to contribution or indemnification will, promptly after receipt of such notice of commencement of any action, suit, proceeding or claim against him or it in respect of which a claim for contribution or indemnification may be made against another Indemnifying Party or Indemnifying Parties, notify such other Indemnifying Party or Indemnifying Parties. Failure to so notify such other Indemnifying Party or Indemnifying Parties shall not relieve such other Indemnifying Party or Indemnifying Parties from any other obligation it or they may have hereunder or otherwise, unless the Indemnifying Party has been materially prejudiced in his ability to defend the action as a result of such delay. If such other Indemnifying Party or Indemnifying Parties are so notified, such other Indemnifying Party or Indemnifying Parties shall be entitled to participate in the defense of such action, suit, proceeding or claim at its or their own expense or in accordance with arrangements satisfactory to all parties who may be required to contribute. After notice from such other Indemnifying Party or Indemnifying Parties to the Indemnified Party entitled to contribution or indemnification of its or their acknowledgement of its or their obligations hereunder and its or their election to assume its or their own defense, the Indemnifying Party or Indemnifying Parties so electing shall not be liable for any legal or other expenses of litigation subsequently incurred by the Indemnified Party entitled to indemnification or contribution in connection with the defense thereof, other than the reasonable costs of investigation. No party shall be required to contribute or provide indemnification with respect to the settlement amount of any action or claim settled without its consent.

10. Term and Termination.

(a) This Agreement shall become effective as of the date set forth in the preamble above. Either party may terminate this Agreement at any time for any reason by giving thirty (30) days’ written notice to the other party; provided, however, that this Agreement shall in any event automatically terminate at the first occurrence of any of the following events: (a) the Registration Statement for offer and sale of the Shares shall cease to be effective; (b) the Company shall be terminated; (c) the Managing Dealer’s agreement with the Company to serve as Managing Dealer has expired or been terminated; or (d) the Broker’s license or registration to act as a broker dealer shall be revoked or suspended by any federal, self-regulatory or state or other jurisdictional agency and such revocation or suspension is not cured within ten (10) days from the date of such occurrence. In any event, this Agreement shall be deemed suspended during any period for which such license is revoked or suspended. The following provisions shall survive any termination or expiration of this Agreement: Sections 1(d), 2, 7(g) and 7(r), and Sections 8 through 13.

(b) In addition to any other obligations of the Broker that survive the expiration or termination of this Agreement, the Broker, upon the expiration or termination of this Agreement, shall (i) promptly forward to the Company any and all funds in its possession which were received from investors for the sale of

Shares; and (ii) promptly deliver to the Company all records and documents in its possession which relate to the Offering and are not designated as dealer copies. The Broker, at its sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential.

11. Notices.

All notices and communications hereunder shall be in writing and shall be deemed to have been given and delivered when deposited in the United States mail, postage prepaid, registered or certified mail, to the applicable address set forth below.

If sent to the Managing Dealer.

CNL SECURITIES CORP. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801 Attention: Robert A. Bourne, Chief Executive Officer Nathan Headrick, Corporate Counsel

If sent to the Broker:

12. Successors.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, and shall not be assigned or transferred by the Broker by operation of law or otherwise.

13. Miscellaneous.

(a) This Agreement shall be construed in accordance with the applicable laws of the State of Florida, excluding the choice of law provisions thereof. If it becomes necessary for any party to this Agreement to institute litigation to enforce or construe any of its terms, then the prevailing party in such action shall be entitled to recover an award of reasonable attorneys’ fees. Any aggrieved party may proceed to enforce its rights in the appropriate action at law or in equity. Venue for all suits arising out of this Agreement shall lie exclusively in the courts of Orange County, Florida. By execution of this Agreement, each party hereby submits itself to the in personam jurisdiction of all courts of New York, New York, and waives any right they may have to seek any change of jurisdiction or venue.

(b) Nothing in this Agreement shall constitute the Broker as in association with or in partnership with the Managing Dealer or the Company. Instead, this Agreement shall only authorize the Broker to sell the Shares according to the terms as expressly set forth herein; provided, further, that the Broker shall not in any event have any authority to act as the agent or broker of the Managing Dealer except according to the terms expressly set forth herein.

(c) This Agreement embodies the entire understanding between the parties to the Agreement, and no variation, modification or amendment to this Agreement shall be deemed valid or effective unless it is in writing and signed by both parties hereto.

(d) If any provision of this Agreement shall be deemed void, invalid or ineffective for any reason, the remainder of the Agreement shall remain in full force and effect.

(e) Any terms used but not defined herein shall have the meanings given to them in the Prospectus.

(f) The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

(g) The Company shall be a third party beneficiary of Section 9(b) of this Agreement; otherwise there shall be no third party beneficiaries of this Agreement, and other than the Company with respect to Section 9(b), no provision of this Agreement is intended to be for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Further, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against either party to this Agreement.

(h) This Agreement may be executed in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

BY INITIALING HERE, THE BROKER AGREES TO THE TERMS OF ELIGIBILITY FOR THE MARKETING SUPPORT FEE SET FORTH IN SUBPARAGRAPH 2(f) OF THIS AGREEMENT. SHOULD THE BROKER CHOOSE TO OPT OUT OF THIS PROVISION, IT WILL NOT BE ELIGIBLE TO RECEIVE THE MARKETING SUPPORT FEE AND INITIALING IS NOT NECESSARY.

                         (Initials)

IN WITNESS WHEREOF, the parties hereto have each duly executed this Participating Broker Agreement as of the day and year set forth above.

BROKER:	MANAGING DEALER FOR CB RICHARD ELLIS REALTY TRUST

CNL SECURITIES CORP.

(Name of Broker)

By:	By:

Print Name:	Print Name:

Title:	Title: